EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our reports dated January 24, 1997 and January 24, 1997, except for the last paragraph of Note 19 as to which the date is May 13, 1997, accompanying the consolidated financial statements and schedules included in the Annual Report of WinStar Communications, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 1996 and in Form 8-K filed June 10, 1997, respectively, which are incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned reports in the Registration Statement.

GRANT THORNTON LLP

/s/ Grant Thornton LLP

New York, New York
July 9, 1997


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